EXHIBIT 5
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S EMAIL
(202) 274-2000

July 11, 2011

The Board of Directors
West End Indiana Bancshares, Inc.
34 South 7th Street
Richmond, Indiana  47374

Re:         West End Indiana Bancshares, Inc.
Common Stock, Par Value $0.01 Per Share

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of West End Indiana Bancshares, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”).  We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.  The opinion expressed below is limited to the Maryland General Corporation Law (including applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Plan of Conversion of West End Bank, MHC, a federally chartered mutual holding company, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form S-1.  We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, PC
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION